Exhibit 99.1

PRESS RELEASE
Dick’s Sporting Goods Announces Chief Financial Officer to Resign After Fiscal Year End
PITTSBURGH, Pa., November 2, 2006 — Dick’s Sporting Goods, Inc. (NYSE: DKS) today announced that Michael F. Hines, the Company’s Executive Vice President and Chief Financial Officer will resign after the year end earnings release sometime in March, 2007. Mr. Hines joined Dick’s in March 1995.
“We truly appreciate the contributions made by Mike during his 12 year tenure with Dick’s”, said Edward W. Stack, Chairman and Chief Executive Officer. “Mike joined us when we operated 22 stores generating $200 million in sales. Mike has been responsible for various functional areas over the years, building great organizations and scalable processes which have added to the foundation for our growth to the $3 billion company we are today. On behalf of our shareholders, our associates and our Board of Directors, I thank Mike for his leadership as well as his friendship. He will be a missed business partner”.
“We have begun a comprehensive search for Mike’s replacement and are confident we will appoint a new CFO with the necessary skills and attributes to drive and support the continued growth and success of Dick’s Sporting Goods”, said Mr. Stack.
“It has been an honor and a professional milestone to have worked with such a quality group of people in building a best-in-class retailer”, said Mr. Hines. “The future is without boundaries for this terrific company led by a true visionary, my friend Ed Stack. I do take pride in the strength of the Accounting and Finance team, and importantly, the integrity and consistency with which they support their customers: shareholders and business associates. This was a personal and difficult decision based entirely on family considerations. I will work with Ed and the rest of the team to affect an orderly and transparent transition”.
About Dick’s Sporting Goods
Pittsburgh-based Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of July 29, 2006 the Company operated 268 stores in 34 states primarily throughout the Eastern half of the U.S.
Dick’s Sporting Goods news releases are available at www.dickssportinggoods.com (click on the Investor Relations link at the bottom of the home page).
Contact:
Michael F. Hines, EVP — Chief Financial Officer or
Dennis Magulick, Director — Investor Relations
724-273-3400
investors@dcsg.com
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